Exhibit 99.1

Cadence Bancorporation reports

First QUARTER 2020 FINANCIAL RESULTS

HOUSTON (April 29, 2020) – Cadence Bancorporation (NYSE: CADE) (“Cadence”) today announced a net loss for the quarter ended March 31, 2020 of ($399.3) million or ($3.15) per share, compared to net income of $58.2 million or $0.44 per share for the quarter ended March 31, 2019, and $51.4 million or $0.40 per share for the quarter ended December 31, 2019. The 2020 net loss resulted from a non-cash goodwill impairment charge of $412.9 million, net of tax, or ($3.26) per share. Adjusted net income(1), excluding non-routine income and expenses(2) and the impairment charge, was $12.5 million or $0.10 per share for the first quarter of 2020, compared to adjusted net income of $75.5 million or $0.58 per share for the quarter ended March 31, 2019 and compared to $51.9 million or $0.40 per share for the quarter ended December 31, 2019.

“There are several positive points about our first quarter results that should be mentioned. Our adjusted pre-tax, pre-provision earnings of $93 million or 2.11% as a percent of average assets is relatively stable compared to the linked quarter. Our loan loss reserves more than doubled to 1.83% of loans in part due to CECL implementation as well as the impact of COVID-19. Importantly, our capital ratios and liquidity are strong and our tangible book value per share increased from $14.65 to $15.65 linked quarter, up 6.7%. Our team has seen numerous cycles and we are cautiously and prudently preparing for an extended period of stress. Our bankers, while largely working remotely and safely, are actively and effectively meeting the needs of our customers and communities. Cadence, as an existing SBA preferred lender, has been active in the Paycheck Protection Program (“PPP”), and we have secured approximately $1 billion in these PPP loans for our customers. This is a particularly difficult time for restaurants, energy companies and their banks. COVID-19, coupled with historically low oil prices, has taken a toll on these industries in which we have an active banking presence. Our exposure to these industries contributed to the significant drop in our share price, which was a primary trigger of the goodwill impairment charge that impacted our first quarter earnings. This non-cash goodwill charge does not adversely affect our strong capital ratios or liquidity, and we remain confident in our ability to deal with any additional pressures we may experience in the quarters ahead. In light of the higher level of stress, our Board declared a second quarter dividend of $0.05 cents per share, down from $0.175 in previous quarter. This prudent step is consistent with our historical conservative approach to capital management,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation.

First Quarter 2020 Highlights:

First quarter 2020 highlights (compared to the linked quarter where applicable) are as follows:

•

Annualized returns on average assets and tangible common equity for the first quarter of 2020 were (9.08%) and 3.86%, respectively, compared to 1.34% and 15.54%, respectively, for the first quarter of 2019 and 1.14% and 11.82%, respectively, for the fourth quarter of 2019.

•

Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) for the first quarter of 2020 were 0.28% and 3.62%, respectively, compared to 1.74% and 19.83%, respectively, for the first quarter of 2019 and 1.16% and 11.93%, respectively, for the fourth quarter of 2019.

•

Adjusted pre-tax pre-provision net earnings(1) for the first quarter of 2020 was $93.0 million, a decrease of $15.5 million or 14.3% compared to the first quarter of 2019 and a decrease of $1.9 million or 2.0% compared to the fourth quarter of 2019. The linked quarter decline was driven by lower accretion income. As a percent of average assets, adjusted pre-tax pre-prevision net earnings was 2.11%, 2.50% and 2.11% for the first quarter of 2020, first quarter of 2019 and fourth quarter of 2019, respectively.

•

On March 6, 2020, we terminated our $4.0 billion notional interest rate collar, realizing a gain of $261.2 million (“transaction gain”). The locked-in transaction gain, currently reflected in other comprehensive income net of deferred income taxes, will amortize over an expected four years into interest income, regardless of the interest rate environment.

•

On January 1, 2020, Cadence adopted the current expected credit loss (“CECL”) accounting standard for estimating credit losses. Upon adoption, we recognized an increase of $75.9 million in our allowance for credit losses (“ACL”), increasing the ACL by 63.4% to $195.5 million or 1.50% of total loans. Note that this “Day 1” impact did not impact first quarter loan provisions, but instead only impacted the ACL, deferred taxes, and equity.

•

The provision for credit losses for the first quarter 2020 was $83.4 million compared to $27.1 million in the linked quarter. Upon the adoption of CECL, the provision for credit losses includes the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption of CECL, the provision for unfunded credit commitments was included in other noninterest expenses. Our calculation for the ACL used the baseline scenario provided by a nationally recognized service released on April 4, 2020, as adjusted after considering qualitative and environmental factors.

•	We continued to actively manage funding costs, with total cost of funds at 1.05% and total cost of deposits at 0.96%, representing declines of 18 basis points for each.
•

We more than offset the effect of declining rates on our earning assets through the impact of our hedging and deposit cost management. While tax equivalent net interest margin (“NIM”) declined by 9 basis points to 3.80%, 11 basis points was due to lower accretion income during the quarter due in part to the implementation of CECL.

•	We aggressively managed expenses, with adjusted expenses (see Table 10) declining $7.0 million and realized an adjusted efficiency ratio(1) of 49.9%.
•	Capital remained very strong with CET1 at 11.4%, and we ended the quarter with a well-positioned, diverse balance sheet reflecting strong liquidity and a robust capital base.

Balance Sheet:

Total assets were $17.2 billion as of March 31, 2020, a decrease of $215.0 million or 1.2% from March 31, 2019, and a decrease of $562.3 million or 3.2% from December 31, 2019.

Loans at March 31, 2020 totaled $13.4 billion as compared to $13.6 billion at March 31, 2019, a decrease of $232.8 million or 1.7%. Loans increased $408.5 million or 3.1% from $13.0 billion at December 31, 2019. The year-over-year decline included sales of equipment financing loans of $130 million in 2Q19, sales of homebuilder finance loans of $47.1 million in the first quarter of 2020, and strategic declines in the restaurant and leveraged loan sectors as part of our risk management. The declines also reflect an overall heightened risk focus on new originations in the past year. The increases in loan balances during the first quarter of 2020 reflect primarily increased customer draws on outstanding credit lines and modest new originations, partially offset by routine paydowns. During the first quarter of 2020, draws on existing lines of credit increased by $457.3 million.

Investment Securities at March 31, 2020 totaled $2.5 billion or 14.3% of total assets as compared to $1.8 billion or 10.1% of total assets at March 31, 2019, an increase of $706.8 million or 40.3%. Investment securities for the first quarter of 2020 increased $93.1 million from $2.4 billion, or 13.3% of total assets at December 31, 2019. The increase in securities as a percent of assets from the prior year is a result of growth in deposits and lower loan balances.

Goodwill at March 31, 2020 totaled $43.1 million, down from $480.4 million at March 31, 2019 and $485.3 million at December 31, 2019. The Company performed an interim goodwill impairment test as of March 31, 2020 which indicated goodwill impairment resulting in the recording of a $443.7 million ($412.9 million, after-tax), non-cash impairment charge in the first quarter of 2020. The impairment, representing all of the Bank reporting unit’s goodwill, was primarily the result of economic and industry conditions at March 31, 2020, volatility in the market capitalization of the Company’s and its peer banks, increased loan provision estimates in light of COVID-19, increased discount rates and other changes in variables driven by the uncertain macro-environment that when combined, resulted in the fair value of the reporting unit being less than the reporting unit’s carrying value. The remaining goodwill at March 31, 2020 relates to our registered investment advisory subsidiary and trust division.

Total Deposits at March 31, 2020 totaled $14.5 billion, an increase of $290.3 million or 2.0% from March 31, 2019 and a decrease of $253.3 million or 2% from December 31, 2019. First quarter 2020 core deposit declines of $636 million reflect an intentional reduction in certain higher priced and larger depositor relationships totaling nearly $1 billion and seasonal public fund and large corporate deposit declines of $175 million, partially offset by granular core deposit account growth of nearly $550 million. These strategic deposit activities resulted in a 16% reduction in costs of deposits to 0.96% for the quarter and an increase of noninterest-bearing deposits as a percent of total deposits to 27% from 24% in the prior quarter.

Total borrowings were $372.4 million at March 31, 2020, down from $717.3 million at March 31, 2019 and flat from $372.2 million at December 31, 2019. The year-over-year decline was largely due to a decrease of $295.0 million in FHLB borrowings as a result of increased core deposits, as well as a decline of approximately $50 million in other long-term debt.

Shareholders’ equity was $2.1 billion at March 31, 2020, a decrease of $189.3 million or 8.2% from March 31, 2019, and a decrease of $347.3 million or 14.1% from December 31, 2019. The linked quarter decrease resulted primarily from the net goodwill impairment charge of $412.9 million, $22.1 million in cash dividends, $30.0 million related to common share buybacks, and the cumulative effect of adopting CECL at January 1, 2020 of $62.8 million. These reductions to equity were partially offset by an increase of $166.0 million in other comprehensive income largely driven by the realized gain from the termination of our interest rate collar.

Tangible common shareholders’ equity(1) was $2.0 billion at March 31, 2020, an increase of $266.6 million or 15.6% from March 31, 2019 and an increase of $100.9 million or 5.4% from December 31, 2019. The linked quarter increase resulted from the same factors noted above excluding the goodwill impairment charge as it does not impact tangible common equity.

•	Tangible book value per share(1) was $15.65 as of March 31, 2020, an increase of $2.42 or 18% from $13.23 as of March 31, 2019 and an increase of $1.00 or 7% from $14.65 as of December 31, 2019.
•	Total outstanding shares at March 31, 2020 were 125.9 million.
•	Total shareholders’ equity to total assets and tangible equity to tangible assets were 12.3% and 11.5%, respectively, at March 31, 2020 compared to 13.2% and 10.1% at March 31, 2019, respectively.

Capital ratios remained robust at March 31, 2020, with all the ratios increasing or stable in the current quarter except for the leverage ratio, which was down slightly:

Common equity Tier 1 capital	11.4%
Tier 1 leverage capital	10.1%
Tier 1 risk-based capital	11.4%
Total risk-based capital	13.8%

•

For regulatory capital purposes, pursuant to the Federal Reserve Board’s final interim rule as of April 3, 2020, 100% of the CECL $62.8 million “Day-1” impact and 25% of the $83.4 million “Day-2” first quarter 2020 provision for credit losses will be deferred over a two-year period ending January 1, 2022, at which time it will be phased in on a pro rata basis over a three-year period ending January 1, 2025.

Asset Quality:

Credit quality metrics were elevated during the first quarter of 2020 as certain of our borrowers, predominantly in the Restaurant, Energy, and General C&I categories, experienced increased credit stress compared to our historical experience and long-term expectations.

•	Upon our adoption of CECL on January 1, 2020, we recorded an increase of $76.2 million, a 63.4% increase, to our ACL and reserve for unfunded commitments.
•

Provision for credit losses for the first quarter of 2020 (includes provision for loans and unfunded commitments) was $83.4 million or 2.55% annualized of average loans as compared to $11.2 million or 0.33% annualized of average loans for the first quarter of 2019 and $27.1 million or 0.80% annualized of average loans for the fourth quarter of 2019.  The current quarter’s provision was driven by CECL methodology which included an economic forecast that was significantly adversely affected by the COVID-19 pandemic and lower oil prices.

•

Net charge-offs for the first quarter of 2020 were $32.5 million or 0.99% annualized of average loans compared to $0.6 million or 0.02% annualized and $35.3 million or 1.04% annualized for the quarters ended March 31, 2019 and December 31, 2019, respectively. The current quarter charge-offs included $19.0 million in three general C&I credits, $9.4 million in four restaurant credits, and $0.8 million in one energy credit.

•

The ACL was $245.2 million or 1.83% of total loans as of March 31, 2020, as compared to $105.0 million or 0.77% of total loans as of March 31, 2019, and $119.6 million or 0.92% of total loans as of December 31, 2019.

•	The ACL to total nonperforming loans (“NPL”) was 153.6% as of March 31, 2020, as compared to 135.2% as of March 31, 2019, and 100.1% as of December 31, 2019.
•	Loans 30-89 days past due were 0.19% of total loans at March 31, 2020, compared to 0.17% at March 31, 2019 and 0.17% at December 31, 2019.
•	Accruing loans 90 days or more past due were 0.01% of total loans at March 31, 2020, compared to 0.30% at March 31, 2019 and 0.18% at December 31, 2019.
•

NPL as a percent of total loans were 1.19% at March 31, 2020, compared to 0.57% at March 31, 2019 and 0.92% at December 31, 2019. NPL totaled $159.7 million, $77.8 million and $119.6 million as of March 31, 2020, March 31, 2019 and December 31, 2019, respectively. Note that the adoption of CECL resulted in $35.5 million in additional NPL or 27 basis points in the purchased credit deteriorated (“PCD”) population at March 31, 2020 that were previously considered performing when evaluated as a pool under prior accounting methodology versus individually under CECL. Had CECL been in place at December 31, 2019, the amount of these PCD loans would have been $43.0 million.

•

Total criticized loans (see Table 6) at March 31, 2020 were $665.7 million or 4.97% of total loans as compared to $278.5 million or 2.04% at March 31, 2019 and $605.1 million or 4.66% at December 31, 2019. The linked quarter increase included net downgrades in energy credits and general C&I credits, partially mitigated by net upgrades of $28.3 million in technology credits.

Total Revenue:

Total operating revenue(1) for the first quarter of 2020 was $188.5 million, down $11.4 million or 5.7% from the same period in 2019 and down $6.3 million or 3.2% from the linked quarter.

Net interest income Net interest income for the first quarter of 2020 was $153.5 million, a decrease of $15.8 million or 9.3% from the same period in 2019 and a decrease of $7.4 million or 4.6% from the fourth quarter of 2019.

•	Our fully tax-equivalent net interest margin (“NIM”) for the first quarter of 2020 was 3.80% as compared to 4.21% for the first quarter of 2019 and 3.89% for the fourth quarter of 2019.
•	Net interest spread in the first quarter of 2020 decreased to 3.38% as compared to 3.70% for the first quarter of 2019 and 3.41% for the fourth quarter of 2019.
•

Accretion on acquired loans totaled $9.8 million for the first quarter of 2020, adding 23 basis points to the NIM. As part of the CECL implementation, interest earned on PCD loans is reflected through interest income where it was previously considered in ACI loan accretion. The comparable PCD loan interest for each period amounts to $3.0 million, $3.6 million and $3.8 million for the quarters ended March 31, 2020, March 31, 2019 and December 31, 2019, respectively. PCD accretion was $2.0 million for the first quarter of 2020 as compared to comparable accretion of $6.0 million for the fourth quarter of 2019. We have normalized PCD income to CECL presentation throughout this release for comparability purposes between quarters.

The year-over-year decrease in NIM reflects positive impacts from changes in our balance sheet mix, derivative activities, funding costs, loan yields offset by declines in accretion income. The first quarter 2020 NIM, as compared to the linked quarter, was down only 9 basis points due fully to lower accretion as we effectively mitigated the impact of declining rates on our loan portfolio by aggressively managing funding costs and realizing the positive impact of our terminated collar gain. Specifically, the NIM change during the quarter included:

Quarterly Change in NIM	Balance	Yield	Total
4Q 2019 Net Interest Margin			3.89%
Securities & ST Investments	0.05%	-0.03%	0.02%
Originated Loans	0.01%	-0.06%	-0.05%
Acquired Loans	-0.09%	-0.03%	-0.12%
Loan Fees		-0.02%	-0.02%
Non Accrual Impact		-0.01%	-0.01%
Hedging		0.04%	0.04%
Earning Assets excl Accretion	-0.03%	-0.11%	-0.14%
Accretion		-0.11%	-0.11%
Earning Assets	-0.03%	-0.22%	-0.25%
Funding/Deposits	0.02%	0.14%	0.16%
Net Interest Margin Change	-0.01%	-0.08%	-0.09%
1Q 2020 Net Interest Margin			3.80%

The impact of the changes in yields and costs on our balance sheet included the following highlights:

•

Yield on originated loans, excluding hedging, was 4.75% for the first quarter of 2020, as compared to 5.00% for the fourth quarter of 2019. Approximately 68% of the total loan portfolio was floating at March 31, 2020, which drove the declines in originated loan yields in the first quarter of 2020.

•	The impact of declining rates on our loan yields was partially offset by the positive impact of our hedges linked quarter:
▪	Collar gain recognition: Hedge income and gain recognition for the first quarter of 2020 was $8.0 million as compared to $6.9 million for the fourth quarter of 2019.
▪	Rate swaps: Swap income for the first quarter of 2020 was ($0.1) million as compared to ($0.5) million for the fourth quarter of 2019.
•

Funding costs declined meaningfully this quarter as we worked proactively to lower higher cost deposit rates and/or balances, resulting in total cost of deposits for the first quarter of 2020 of 0.96% compared to 1.14% for the linked quarter, and total funding costs of 1.05% for the first quarter of 2020 compared to 1.23% for the linked quarter.

Noninterest income for the first quarter of 2020 was $35.1 million, an increase of $4.4 million or 14.4% from the same period of 2019 and an increase of $1.2 million or 3.5% over the linked quarter. Adjusted noninterest income(1) for the first quarter of 2020 was $32.1 million, an increase of $1.4 million or 4.6% from the first quarter of 2019, and a decrease of $0.2 million or 0.8% from the fourth quarter of 2019.

•

The year-over-year increase was led by increases in service charges, credit fees, trust revenue and SBA income, partially offset by declines in earnings from limited partnerships. The linked quarter results included an increase in credit related fees resulting from increased arrangement fees and an increase in service charges on deposits offset by decreases in investment advisory revenue impacted by declines in market values.

•	Noninterest income as a percent of total revenue for the first quarter of 2020 was 15.4% as compared to 12.1% for the first quarter of 2019 and 14.0% for the fourth quarter of 2019.

Noninterest expense excluding goodwill impairment charge for first quarter of 2020 was $94.0 million, a decrease of $19.5 million or 17.2% from the same period in 2019 and a decrease of $6.6 million or 6.5% from the fourth quarter of 2019.

Adjusted noninterest expense(2), which excludes the impact of non-routine items(2), was $92.6 million, up $1.1 million or 1.2% from the first quarter of 2019 and down $5.8 million or 5.9% from $98.4 million for the fourth quarter of 2019. The linked quarter decrease in adjusted expenses resulted from:

•	Decrease of $6.0 million in personnel costs primarily related to a reduction in incentive compensation and other compensation accruals;
•	Increase of $1.2 million in FDIC insurance assessment due to incremental credits received in the fourth quarter 2019 for assessments paid prior to reaching $10 billion in total assets; and
•	Decrease of $0.8 million in consulting and professional fees.

Our adjusted efficiency ratio(1) for the first quarter of 2020 of 49.9% improved slightly from the linked quarter ratio of 50.9% with lower expenses and increased from the prior year’s first quarter ratio of 45.7% due to lower revenue.

Taxes:

The effective tax rate for the first quarter of 2020 was 7.7% compared to 23.4% for the linked quarter and 22.7% for the first quarter of 2019.   The first quarter of 2020 was impacted by the non-deductible portion of the goodwill impairment.

Dividend:

On April 28, 2020, the board of directors of Cadence Bancorporation approved a quarterly cash dividend in the amount of $0.05 per share of outstanding common stock, representing an annualized dividend of $0.20 per share. The dividend will be paid on May 15, 2020 to holders of record of Cadence’s Class A common stock on May 8, 2020.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (unaudited) are included in this release following the customary disclosure information.

First Quarter 2020 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss first quarter 2020 results on Wednesday, April 29, 2020, at 7:30 a.m. CT / 8:30 a.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	7008277

(1)

Considered a non-GAAP financial measure.  See Table 10 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 10 for a detail of non-routine income and expenses.

For those unable to participate in the live presentation, a replay will be available through May 13, 2020.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10141328

Webcast Access:

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website: www.cadencebancorporation.com.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.2 billion in total assets as of March 31, 2020.  Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions.  Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards.  Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs.  The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.

Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the impact on our financial condition, results of operations, financial disclosures, and future business strategies related to the implementation of FASB Accounting Standards Update 2016-13, Financial Instruments – Credit Losses, commonly referred to as CECL. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”, “adjusted return on average assets”, “adjusted diluted earnings per share”, and “pre-tax, pre-provision net earnings” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 10).

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Statement of Operations Data
Interest income	$192,754	$207,620	$213,149	$217,124	$222,185
Interest expense	39,286	46,709	52,962	56,337	52,896
Net interest income	153,468	160,911	160,187	160,787	169,289
Provision for credit losses	83,429	27,126	43,764	28,927	11,210
Net interest income after provision	70,039	133,785	116,423	131,860	158,079
Noninterest income	35,069	33,898	34,642	31,722	30,664
Noninterest expense (1)	537,653	100,519	94,283	100,529	113,440
(Loss) income before income taxes	(432,545)	67,164	56,782	63,053	75,303
Income tax (benefit) expense	(33,234)	15,738	12,796	14,707	17,102
Net (loss) income	$(399,311)	$51,426	$43,986	$48,346	$58,201
Weighted average common shares outstanding
Basic	126,630,446	127,953,742	128,457,491	128,791,933	130,485,521
Diluted	126,630,446	128,003,089	128,515,274	129,035,553	130,549,319
(Loss) earnings per share
Basic	$(3.15)	$0.40	$0.34	$0.37	$0.44
Diluted	(3.15)	0.40	0.34	0.37	0.44
Period-End Balance Sheet Data
Investment securities	$2,461,644	$2,368,592	$1,705,325	$1,684,847	$1,754,839
Total loans, net of unearned income	13,392,191	12,983,655	13,637,042	13,627,934	13,624,954
Allowance for credit losses	245,246	119,643	127,773	115,345	105,038
Total assets	17,237,918	17,800,229	17,855,946	17,504,005	17,452,911
Total deposits	14,489,505	14,742,794	14,789,712	14,487,821	14,199,223
Noninterest-bearing deposits	3,959,721	3,833,704	3,602,861	3,296,652	3,210,321
Interest-bearing deposits	10,529,784	10,909,090	11,186,851	11,191,169	10,988,902
Borrowings and subordinated debentures	372,440	372,173	371,892	376,240	717,278
Total shareholders’ equity	2,113,543	2,460,846	2,475,944	2,426,072	2,302,823
Average Balance Sheet Data
Investment securities	$2,397,275	$2,003,339	$1,650,902	$1,716,550	$1,748,714
Total loans, net of unearned income	13,161,371	13,423,435	13,719,286	13,921,873	13,798,386
Allowance for credit losses	201,785	132,975	119,873	106,656	97,065
Total assets	17,694,018	17,843,383	17,621,163	17,653,511	17,634,267
Total deposits	14,574,614	14,749,327	14,539,420	14,645,110	14,579,771
Noninterest-bearing deposits	3,658,612	3,648,874	3,456,807	3,281,383	3,334,399
Interest-bearing deposits	10,916,002	11,100,454	11,082,613	11,363,727	11,245,372
Borrowings and subordinated debentures	439,698	374,179	381,257	441,619	554,281
Total shareholders’ equity	2,446,810	2,471,398	2,447,189	2,331,855	2,241,652

(1)	For the quarter ended March 31, 2020, includes the non-cash goodwill impairment charge of $443.7 million, $412.9 million after-tax.

Table 1 (Continued) – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Per Share Data:
Book value	$16.79	$19.29	$19.32	$18.84	$17.88
Tangible book value (1)	15.65	14.65	14.66	14.21	13.23
Cash dividends declared	0.175	0.175	0.175	0.175	0.175
Dividend payout ratio	(5.56)%	43.75%	51.47%	47.30%	39.77%
Performance Ratios:
Return on average common equity (2)	(65.64)%	8.26%	7.13%	8.32%	10.53%
Return on average tangible common equity (1) (2)	3.86	11.82	10.43	12.23	15.54
Return on average assets (2)	(9.08)	1.14	0.99	1.10	1.34
Net interest margin (2)	3.80	3.89	3.94	3.97	4.21
Efficiency ratio (1)	285.17	51.60	48.39	52.22	56.73
Adjusted efficiency ratio (1)	49.88	50.91	48.07	49.97	45.73
Asset Quality Ratios:
Total NPA to total loans, OREO, and other NPA	1.31%	0.97%	0.84%	0.85%	0.63%
Total nonperforming loans ("NPL") to total loans	1.19	0.92	0.79	0.80	0.57
Total ACL to total loans	1.83	0.92	0.94	0.85	0.77
ACL to total NPL	153.61	100.07	118.17	106.08	135.21
Net charge-offs to average loans (2)	0.99	1.04	0.91	0.54	0.02
Capital Ratios:
Total shareholders’ equity to assets	12.3%	13.8%	13.9%	13.9%	13.2%
Tangible common equity to tangible assets (1)	11.5	10.9	10.9	10.8	10.1
Common equity Tier 1 capital	11.4	11.5	11.0	10.9	10.4
Tier 1 leverage capital (3)	10.1	10.3	10.3	10.3	10.0
Tier 1 risk-based capital (3)	11.4	11.5	11.0	10.9	10.4
Total risk-based capital (3)	13.8	13.7	13.1	12.9	11.9
_____________________
(1)

Considered a non-GAAP financial measure. See Table 10 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 – Average Balances/Yield/Rates

	For the Three Months Ended March 31,
	2020			2019
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,213,846	$129,402	5.10%	$9,811,821	$132,065	5.46%
ANCI portfolio	2,731,240	40,650	5.99	3,684,905	67,337	7.41
PCD portfolio (3)	216,285	5,082	9.45	301,660	6,349	8.54
Total loans	13,161,371	175,134	5.35	13,798,386	205,751	6.05
Investment securities
Taxable	2,198,528	14,015	2.56	1,531,514	10,796	2.86
Tax-exempt (2)	198,747	1,807	3.66	217,200	2,202	4.11
Total investment securities	2,397,275	15,822	2.65	1,748,714	12,998	3.01
Federal funds sold and short-term investments	628,885	1,783	1.14	763,601	3,281	1.74
Other investments	80,173	394	1.98	58,139	618	4.31
Total interest-earning assets	16,267,704	193,133	4.77	16,368,840	222,648	5.52
Noninterest-earning assets:
Cash and due from banks	250,804			118,833
Premises and equipment	127,812			128,990
Accrued interest and other assets	1,249,483			1,114,669
Allowance for credit losses	(201,785)			(97,065)
Total assets	$17,694,018			$17,634,267
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,121,641	$21,667	1.07%	$8,011,001	$29,259	1.48%
Savings deposits	272,444	317	0.47	248,651	226	0.37
Time deposits	2,521,917	12,744	2.03	2,985,720	17,186	2.33
Total interest-bearing deposits	10,916,002	34,728	1.28	11,245,372	46,671	1.68
Other borrowings	217,363	1,108	2.05	418,347	3,695	3.58
Subordinated debentures	222,335	3,450	6.24	135,934	2,530	7.55
Total interest-bearing liabilities	11,355,700	39,286	1.39	11,799,653	52,896	1.82
Noninterest-bearing liabilities:
Demand deposits	3,658,612			3,334,399
Accrued interest and other liabilities	232,896			258,563
Total liabilities	15,247,208			15,392,615
Shareholders' equity	2,446,810			2,241,652
Total liabilities and shareholders' equity	$17,694,018			$17,634,267
Net interest income/net interest spread		153,847	3.38%		169,752	3.70%
Net yield on earning assets/net interest margin			3.80%			4.21%
Taxable equivalent adjustment:
Investment securities		(379)			(463)
Net interest income		$153,468			$169,289
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.
(3)	Prior to the adoption of CECL on January 1, 2020, these loans were referred to as ACI loans, but with the adoption of CECL they are referred to as PCD loans.

Table 2 (Continued) – Average Balances/Yield/Rates

	For the Three Months Ended March 31, 2020			For the Three Months Ended December 31, 2019
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,213,846	$129,402	5.10%	$10,160,970	$134,450	5.25%
ANCI portfolio	2,731,240	40,650	5.99	3,017,005	46,247	6.08
PCD portfolio (3)	216,285	5,082	9.45	245,474	9,857	15.93
Total loans	13,161,371	175,134	5.35	13,423,449	190,554	5.63
Investment securities
Taxable	2,198,528	14,015	2.56	1,806,932	11,699	2.57
Tax-exempt (2)	198,747	1,807	3.66	196,407	1,829	3.69
Total investment securities	2,397,275	15,822	2.65	2,003,339	13,528	2.68
Federal funds sold and short-term investments	628,885	1,783	1.14	930,910	3,392	1.45
Other investments	80,173	394	1.98	77,348	530	2.72
Total interest-earning assets	16,267,704	193,133	4.77	16,435,046	208,004	5.02
Noninterest-earning assets:
Cash and due from banks	250,804			107,180
Premises and equipment	127,812			128,458
Accrued interest and other assets	1,249,483			1,305,674
Allowance for credit losses	(201,785)			(132,975)
Total assets	$17,694,018			$17,843,383
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,121,641	$21,667	1.07%	$8,195,455	$26,946	1.30%
Savings deposits	272,444	317	0.47	262,638	320	0.48
Time deposits	2,521,917	12,744	2.03	2,642,361	14,983	2.25
Total interest-bearing deposits	10,916,002	34,728	1.28	11,100,454	42,249	1.51
Other borrowings	217,363	1,108	2.05	152,102	953	2.49
Subordinated debentures	222,335	3,450	6.24	222,077	3,507	6.27
Total interest-bearing liabilities	11,355,700	39,286	1.39	11,474,633	46,709	1.61
Noninterest-bearing liabilities:
Demand deposits	3,658,612			3,648,874
Accrued interest and other liabilities	232,896			248,478
Total liabilities	15,247,208			15,371,985
Stockholders' equity	2,446,810			2,471,398
Total liabilities and stockholders' equity	$17,694,018			$17,843,383
Net interest income/net interest spread		153,847	3.38%		161,295	3.41%
Net yield on earning assets/net interest margin			3.80%			3.89%
Taxable equivalent adjustment:
Investment securities		(379)			(384)
Net interest income		$153,468			$160,911
_____________________

(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using an income tax rate of 21%.
(3)	Prior to the adoption of CECL on January 1, 2020, these loans were referred to as ACI loans, but with the adoption of CECL they are referred to as PCD loans.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest Income Detail
Originated loans	$129,402	$134,450	$136,333	$135,946	$135,815
ANCI loans: interest income	32,940	37,637	43,133	49,095	51,109
ANCI loans: accretion	7,710	8,610	10,951	6,171	12,478
PCD loans: interest income (1)	3,039	3,839	3,406	2,781	3,561
PCD loans: accretion (1)	2,043	6,018	4,147	8,018	2,788
Total loan interest income	$175,134	$190,554	$197,970	$202,012	$205,750

Yields
Originated loans	5.10%	5.25%	5.31%	5.43%	5.61%
ANCI loans without discount accretion	4.85	4.95	5.23	5.49	5.62
ANCI loans discount accretion	1.14	1.13	1.33	0.69	1.38
PCD loans without discount accretion	5.65	6.20	5.23	3.84	4.79
PCD loans discount accretion	3.80	9.73	6.37	11.06	3.75
Total loan yield	5.35%	5.63%	5.72%	5.82%	6.05%

(1)	Prior quarter PCD amounts have been revised to be comparable to the current quarter presentation. Interest income for PCD loans represents contractual interest.

Table 4 – Allowance for Credit Losses (“ACL”) (1)

	For the Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Balance at beginning of period	$119,643	$127,773	$115,345	$105,038	$94,378
Cumulative effect of the adoption of CECL (2)	75,850	—	—	—	—
Charge-offs	(33,098)	(35,432)	(31,650)	(18,981)	(938)
Recoveries	613	176	314	361	388
Net charge-offs	(32,485)	(35,256)	(31,336)	(18,620)	(550)
Provision for credit losses	82,238	27,126	43,764	28,927	11,210
Balance at end of period	$245,246	$119,643	$127,773	$115,345	$105,038

(1)	This table represents the activity in the ACL for funded loans.
(2)	The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (“CECL”), on January 1, 2020 and recorded this cumulative effect adjustment as a result of accounting change.

Table 5 – ACL Activity by Segment

	For the Three Months Ended March 31, 2020
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of December 31, 2019	$89,796	$15,319	$14,528	$119,643	$1,699	$121,342
Cumulative effect of the adoption of CECL	32,951	20,599	22,300	75,850	332	76,182
As of January 1, 2020	122,747	35,918	36,828	195,493	2,031	197,524
Provision for loan losses	63,684	17,798	756	82,238	1,191	83,429
Charge-offs	(31,987)	(478)	(633)	(33,098)	—	(33,098)
Recoveries	141	180	292	613	—	613
As of March 31, 2020	$154,585	$53,418	$37,243	$245,246	$3,222	$248,468

(1)	The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheets

Table 6 – Criticized Loans by Segment

	As of March 31, 2020
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and Industrial
General C&I	$64,326	$208,452	$7,130	$279,908
Energy	111,261	43,326	5,915	160,502
Restaurant	43,916	66,243	3,761	113,920
Healthcare	35,604	3,122	—	38,726
Total commercial and industrial	255,107	321,143	16,806	593,056
Commercial Real Estate
Industrial, retail, and other	30,158	14,241	—	44,399
Multifamily	1,219	—	—	1,219
Office	327	9,907	—	10,234
Total commercial real estate	31,704	24,148	—	55,852
Consumer
Residential	—	16,760	—	16,760
Other	—	8	—	8
Total consumer	—	16,768	—	16,768
Total	$286,811	$362,059	$16,806	$665,676

	As of December 31, 2019
(Recorded investment in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and Industrial
General C&I	$70,058	$204,087	$8,191	$282,336
Energy sector	66,235	26,439	2,754	95,428
Restaurant industry	45,456	58,559	4,697	108,712
Healthcare	22,414	3,984	—	26,398
Total commercial and industrial	204,163	293,069	15,642	512,874
Commercial Real Estate
Income producing	36,205	7,125	—	43,330
Land and development	8,997	2,350	—	11,347
Total commercial real estate	45,202	9,475	—	54,677
Consumer
Residential real estate	152	11,603	—	11,755
Other	—	81	—	81
Total consumer	152	11,684	—	11,836
Small Business Lending	6,573	19,126	—	25,699
Total	$256,090	$333,354	$15,642	$605,086

Table 7 – Nonperforming Assets

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Nonperforming loans (1)
Commercial and industrial	$137,302	$106,803	$92,643	$103,379	$74,656
Commercial real estate	7,544	1,127	6,855	—	—
Consumer	14,807	7,289	5,294	2,942	2,577
Small business	—	4,337	3,334	2,434	450
Total nonperforming loans	159,653	119,556	108,126	108,755	77,683
Foreclosed OREO and other NPA	15,679	5,958	6,731	7,712	8,179
Total nonperforming assets	$175,332	$125,514	$114,857	$116,467	$85,862
NPL as a percentage of total loans	1.19%	0.92%	0.79%	0.80%	0.57%
NPA as a percentage of loans plus OREO/other	1.31%	0.97%	0.84%	0.85%	0.63%
NPA as a percentage of total assets	0.99%	0.71%	0.64%	0.67%	0.49%
Total accruing loans 90 days or more past due	$1,999	$23,364	$24,487	$31,374	$41,173
(1)

Amounts are not comparable due to our adoption of CECL on January 1, 2020. Prior to this date, pools of individual ACI loans were excluded because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued, and performance is based on contractual terms for individual loans. Additionally, prior to January 1, 2020, the we used recorded investment in this table. With the adoption of CECL we now use amortized cost.

Table 8 – Noninterest Income

	For the Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Noninterest Income
Investment advisory revenue	$5,605	$6,920	$6,532	$5,797	$5,642
Trust services revenue	4,815	4,713	4,440	4,578	4,335
Service charges on deposit accounts	6,416	5,181	5,462	4,730	5,130
Credit-related fees	5,983	5,094	5,960	5,341	4,870
Bankcard fees	1,958	1,933	2,061	2,279	2,213
Payroll processing revenue	1,367	1,373	1,196	1,161	1,419
SBA income	1,908	2,153	2,216	1,415	1,449
Other service fees	1,912	1,701	1,700	1,907	2,104
Securities gains (losses), net	2,994	317	775	938	(12)
Other	2,111	4,513	4,300	3,576	3,514
Total noninterest income	$35,069	$33,898	$34,642	$31,722	$30,664

Table 9 – Noninterest Expenses

	For the Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Noninterest Expenses
Salaries and employee benefits	$48,807	$54,840	$51,904	$53,660	$53,471
Premises and equipment	10,808	11,618	10,913	11,148	10,958
Merger related expenses	1,282	925	1,010	4,562	22,000
Intangible asset amortization	5,592	5,876	6,025	5,888	6,073
Data processing	3,352	3,343	3,641	3,435	2,594
Software amortization	3,547	3,427	3,406	3,184	3,335
Consulting and professional fees	2,707	3,552	2,621	1,899	2,229
Loan related expenses	760	654	(921)	1,740	910
FDIC insurance	2,436	1,245	527	1,870	1,752
Communications	1,156	1,236	1,425	1,457	998
Advertising and public relations	1,464	1,764	1,368	1,104	781
Legal expenses	411	306	500	645	158
Other	11,636	11,732	11,864	9,938	8,181
Noninterest expenses excluding goodwill impairment charge	93,958	100,519	94,283	100,529	113,440
Goodwill impairment charge	443,695	—	—	—	—
Total noninterest expenses	$537,653	$100,519	$94,283	$100,529	$113,440

Table 10 – Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Efficiency ratio
Noninterest expenses (numerator)	$537,653	$100,519	$94,283	$100,529	$113,440
Net interest income	$153,468	$160,911	$160,187	$160,787	$169,289
Noninterest income	35,069	33,898	34,642	31,722	30,664
Operating revenue (denominator)	$188,537	$194,809	$194,829	$192,509	$199,953
Efficiency ratio	285.17%	51.60%	48.39%	52.22%	56.73%
Adjusted efficiency ratio
Noninterest expenses	$537,653	$100,519	$94,283	$100,529	$113,440
Less: non-cash goodwill impairment charge	443,695	—	—	—	—
Less: merger related expenses	1,282	925	1,010	4,562	22,000
Less: pension plan termination expense	—	1,225	—	—	—
Less: expenses related to COVID-19 pandemic	122	—	—	—	—
Adjusted noninterest expenses (numerator)	$92,554	$98,369	$93,273	$95,967	$91,440
Net interest income	$153,468	$160,911	$160,187	$160,787	$169,289
Noninterest income	35,069	33,898	34,642	31,722	30,664
Plus: revaluation of receivable from sale of insurance assets	—	—	—	2,000	—
Less: gain on sale of acquired loans	—	1,263	—	1,514	—
Less: securities gains (losses), net	2,994	317	775	938	(12)
Adjusted noninterest income	32,075	32,318	33,867	31,270	30,676
Adjusted operating revenue (denominator)	$185,543	$193,229	$194,054	$192,057	$199,965
Adjusted efficiency ratio	49.88%	50.91%	48.07%	49.97%	45.73%
Tangible common equity ratio
Shareholders’ equity	$2,113,543	$2,460,846	$2,475,944	$2,426,072	$2,302,823
Less: goodwill and other intangible assets, net	(142,782)	(590,949)	(597,488)	(595,605)	(598,674)
Tangible common shareholders’ equity	1,970,761	1,869,897	1,878,456	1,830,467	1,704,149
Total assets	17,237,918	17,800,229	17,855,946	17,504,005	17,452,911
Less: goodwill and other intangible assets, net	(142,782)	(590,949)	(597,488)	(595,605)	(598,674)
Tangible assets	$17,095,136	$17,209,280	$17,258,458	$16,908,400	$16,854,237
Tangible common equity ratio	11.53%	10.87%	10.88%	10.83%	10.11%
Tangible book value per share
Shareholders’ equity	$2,113,543	$2,460,846	$2,475,944	$2,426,072	$2,302,823
Less: goodwill and other intangible assets, net	(142,782)	(590,949)	(597,488)	(595,605)	(598,674)
Tangible common shareholders’ equity	$1,970,761	$1,869,897	$1,878,456	$1,830,467	$1,704,149
Common shares outstanding	125,897,827	127,597,569	128,173,765	128,798,549	128,762,201
Tangible book value per share	$15.65	$14.65	$14.66	$14.21	$13.23

Table 10 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended

(In thousands, except share and per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Return on average tangible common equity
Average common equity	$2,446,810	$2,471,398	$2,447,189	$2,331,855	$2,241,652
Less: average intangible assets	(584,513)	(595,439)	(598,602)	(597,772)	(602,446)
Average tangible common shareholders’ equity	$1,862,297	$1,875,959	$1,848,587	$1,734,083	$1,639,206
Net (loss) income	$(399,311)	$51,426	$43,986	$48,346	$58,201
Plus: non-cash goodwill impairment charge, net of tax	412,918	—	—	—	—
Plus: intangible asset amortization, net of tax	4,261	4,477	4,620	4,515	4,628
Tangible net income	$17,868	$55,903	$48,606	$52,861	$62,829
Return on average tangible common equity	3.86%	11.82%	10.43%	12.23%	15.54%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,862,297	$1,875,959	$1,848,587	$1,734,083	$1,639,206
Tangible net income	$17,868	$55,903	$48,606	$52,861	$62,829
Non-routine items:
Plus: merger related expenses	1,282	925	1,010	4,562	22,000
Plus: pension plan termination expense	—	1,225	—	—	—
Plus: expenses related to COVID-19 pandemic	122	—	—	—	—
Plus: revaluation of receivable from sale of insurance assets	—	—	—	2,000	—
Less: gain on sale of acquired loans	—	1,263	—	1,514	—
Less: securities gains (losses), net	2,994	317	775	938	(12)
Tax expense:
Less: income tax effect of tax deductible non-routine items	(464)	48	55	958	4,694
Total non-routine items, after tax	(1,126)	522	180	3,152	17,318
Adjusted tangible net income	$16,742	$56,425	$48,786	$56,012	$80,146
Adjusted return on average tangible common equity	3.62%	11.93%	10.47%	12.96%	19.83%
Adjusted return on average assets
Average assets	$17,694,018	$17,843,383	$17,621,163	$17,653,511	$17,634,267
Net (loss) income	$(399,311)	$51,426	$43,986	$48,346	$58,201
Return on average assets	(9.08)%	1.14%	0.99%	1.10%	1.34%
Net (loss) income	$(399,311)	$51,426	$43,986	$48,346	$58,201
Plus: non-cash goodwill impairment charge, net of tax	412,918	—	—	—	—
Total non-routine items, after tax	(1,126)	522	180	3,152	17,318
Adjusted net income	$12,481	$51,948	$44,166	$51,497	$75,519
Adjusted return on average assets	0.28%	1.16%	0.99%	1.17%	1.74%

Adjusted diluted earnings per share
Diluted weighted average common shares outstanding	126,630,446	128,003,089	128,515,274	129,035,553	130,549,319
Net income allocated to common stock	$(399,311)	$51,248	$43,849	$48,176	$58,028
Plus: non-cash goodwill impairment, net of tax	$412,918	—	—	—	—
Total non-routine items, after tax	(1,126)	522	180	3,152	17,318
Adjusted net income allocated to common stock	$12,481	$51,770	$44,029	$51,328	$75,346
Adjusted diluted earnings per share	$0.10	$0.40	$0.34	$0.40	$0.58
Adjusted pre-tax, pre-provision net earnings
Income before taxes	$(432,545)	$67,164	$56,782	$63,053	$75,303
Plus: Provision for credit losses	83,429	27,126	43,764	28,927	11,210
Plus: non-cash goodwill impairment	443,695	—	—	—	—
Plus: Total non-routine items before taxes	(1,590)	570	235	4,110	22,012
Adjusted pre-tax, pre-provision net earnings	$92,989	$94,860	$100,781	$96,090	$108,525

(1)	Annualized.